Exhibit 1

                                  AGREEMENT

     AGREEMENT made this 9th day of October, 1995 by and between ALISON COSMETICS, INC. ("Alison"), a New York Corporation with principal offices located at 488 Lenox Avenue, New York, New York 10037, New York, New York, and MARK SOLUTIONS, INC. ("Mark"), a Delaware corporation with principal offices located at 87 Route 17 North, Maywood, New Jersey 07607.

     WHEREAS, Mark is the owner of all of the issued and outstanding common stock of Bar-Lor Cosmetics, Ltd. ("Bar-Lor"), Bar-Lor South, Inc. ("Bar-Lor South") and Bar-Lor West, Inc. ("Bar-Lor West"), hereinafter collectively called the "Bar-Lor Group," which companies operate as wholly owned subsidiaries of Mark; and

     WHEREAS, Mark is desirous of disposing of the Bar-Lor Group; and

     WHEREAS, Alison is desirous of acquiring the Bar-Lor Group, including all of the assets subject to assumption by Alison of all of the outstanding liabilities.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. Purchase Price. At the Closing, as defined herein, Alison shall pay to Mark the sum of One Hundred Thousand

($100,000.00) Dollars in good federal funds in form of a certified check or cashier's check made payable to Mark, and Mark shall deliver to Alison all of the outstanding shares of common stock (the "Capital Stock") of each of Bar-Lor, Bar-Lor South and Bar-Lor West together with duly executed stock powers and signature guarantees.

     2. Delivery of Books and Records. At the Closing, Mark shall deliver to Alison all of the books and records of the Bar-Lor Group in Mark's possession together with all resignations of Mark's representatives who currently serve as officers and/or directors of the Bar-Lor Group.

     3. Assumption of Liabilities. Alison agrees to assume all debts and liabilities of the Bar-Lor Group, presently known or unknown as of the date of this Agreement, and Alison agrees to pay and discharge all such debts and liabilities subject to any adjustment as may be agreed upon by Alison and any creditor. Alison further agrees, to observe, perform and fulfill the terms and conditions of all lawful executory contracts, licenses, leases, commitments and undertakings.

     4. Indemnification. From and after the Closing Date and in the event any claims are made upon Mark or any of its directors or officers, employees or agents, which claims arise (i) from any failure by Alison to pay any creditor; (ii) from any

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product liability claim in connection with the cosmetics sold and distributed by the Bar-Lor Group; (iii) from any claim of patent or copyright infringement by the Bar-Lor Group; (iv) from any claim against the Bar-Lor Group from any governmental authority, either federal or state, including any taxing authority arising from or out of the conduct of the Bar-Lor Group's business prior to the date of Closing, then Alison shall indemnify and save and hold Mark and any director, officer, employee or agent harmless from and against all loss, cost, damage (including reasonable attorneys' fees) or other expenses whatsoever arising out of or in connection with any of the foregoing claims or in connection with any claims arising from any non-compliance with any bulk transfer provisions of the relevant Uniform Commercial Code or any related statutes as the same may be applied to the transfers contemplated by this Agreement.

     5. Claims. In the event a claim is made or a suit, action or proceeding is commenced against Mark or its directors, officers, employees or agents, and such claim or action, suit or proceeding is based on or arises out of one of the enumerated claims contained in paragraph 4 above, then Mark shall give prompt notice in writing to Alison of such claim or the institution of any action, suit or proceeding before the earlier of (i) the thirtieth
(30th) day after receipt of such notice or the third (3rd) day before the date of answer or similar response to an initiation of judicial proceedings is due. If Alison fails to defend any such

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claim or action, suit or proceeding, then Mark upon written notice to Alison shall have the right to undertake at Alison's expense the defense compromise or settlement of such claim subject to the right of Alison to assume the defense of such claim at any time prior to settlement compromise or final determination thereof. In the event Mark is required to defend the action suit of proceedings, Mark shall not compromise or settle the action, suit or proceedings without Alison's prior written consent. Alison shall not be liable for any indemnification of any settlement or compromise of any such action or proceeding effected without its written consent but if settled with its written consent or if there be a final judgment for the plaintiff in any such action or proceeding, Alison shall indemnify and hold harmless Mark, its officers, directors, agents and employees for such loss or liability by reason of such settlement or judgment including reasonable attorneys' fees.


     6. Assets. Alison acknowledges that its purchase of all of the issued and outstanding Capital Stock of the Bar-Lor Group confers to Alison control of all of the assets of the Bar-Lor Group. Alison further acknowledges that it has examined and has had full opportunity to examine all of the books, records, files, financial statements, physical inventions, fixed assets and other assets of the Bar-Lor Group and is fully familiar therewith and is not relying on any written or oral representations, promises or warranties of Mark with respect to any of the foregoing. Mark disclaims any and all representations promises or warranties

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
reflecting the financial condition, assets, liabilities or any other circumstances respecting the Bar-Lor Group.

     7. Closing. The closing of this Agreement including the delivery of the Capital Stock, payment by Mark, the assumption of the Bar-Lor liabilities by Alison and delivery of corporate books and records and resignations shall be held at the offices of McLaughlin & Stern, LLP, 380 Lexington Avenue, New York, New York at 1:00 o'clock on October 10, 1995.

     8. Representations of Mark. Mark represents and warrants to Alison as follows, (with regards to (a) (b) and (c) below such warranties are based on the representations contained in section 10 hereof):

     (a) Mark owns all of the issued and outstanding capital stock of Bar-Lor, Bar-Lor South and Bar-Lor West.

     (b) The capital stock of Bar-Lor, Bar-Lor South and Bar-Lor West owned by Mark represents all of the issued and outstanding shares of the respective entities and there exists no encumbrance or other restriction prohibiting any transfer by Mark.

     (c) Each of the entities comprising the Bar-Lor Group are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and are entitled to carry on their respective businesses and to own or lease their properties and in the places where such businesses are now conducted and such properties are now owned, leased or

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
operated. Each of the entities are duly qualified to do business in each state in which the nature of their respective assets and the conduct of their respective businesses require them to be qualified to do business.

     (d) Mark has obtained requisite authority from Mark's Board of Directors and its stockholders to authorize, adopt and approve this Agreement and the transactions contemplated hereby.

     (e) Neither the execution and delivery of this Agreement and delivery of the Capital Stock will require the consent or approval of other action by way of governmental agency or body or any other entity or person nor will such execution and delivery and consummation of this Agreement violate any provision of any state or local ordinance or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Bar-Lor Group pursuant to Mark's corporate charter or by laws or any indenture, lease, mortgage, deed of trust, loan agreement or any other instrument to which Mark is a party or may be otherwise bound or effected.

     (f)  This Agreement and any other documents to be executed and delivered by Mark in accordance herewith will constitute valid and binding obligations of Mark enforceable in accordance with their terms.

     9.   Representations of Alison.  Alison represents and warrants to Mark:

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     (a)  Alison is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Alison has received requisite authorization for the adoption and approval of this Agreement and the transactions contemplated hereby.

     (c) Alison is not relying on any representations or provisions of any kind whatsoever by Mark to enter into this Agreement or to purchase the Capital Stock of the Bar-Lor Group.

     (d) This Agreement and any other instruments to be executed and delivered by Alison in accordance herewith will constitute valid and binding obligations of Alison enforceable in accordance with their terms.

     10. Representations of Alan R. Steiner. Alan R. Steiner ("Steiner") represents and warrants to Mark and to Alison:

     (a) Steiner is the President of the Bar-Lor Group and is the former President of the Bar-Lor Group's parent Corporation "Showcase Cosmetics, Inc." through November 10, 1993, the effective date of the reorganization of Mark and the Bar-Lor Group.

     (b) Immediately preceding the consummation of the reorganization, Showcase Cosmetics, Inc. owned all of the outstanding stock of Bar-Lor, Bar-Lor South and Bar-Lor West.

     (c) Steiner is a shareholder and officer of Alison and is fully aware of all operations and actions of the Bar-Lor Group both before and since the reorganization.

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     (d)  Bar-Lor, Bar-Lor West and Bar-Lor South are corporations duly organized and validly existing and in good standing under the laws of their respective states of incorporation.

     11. Conditions to Closing as to Alison. The obligations of Alison to purchase all of the Capital Stock of the Bar-Lor Group and to assume all liabilities of the Bar-Lor Group is subject to the following conditions:

     (a) Mark will have delivered to Alison on the date of the Closing an opinion of counsel to the effect that (i) Mark is in good standing under the laws of the State of Delaware; (ii) Mark has all requisite authority from its Board of Directors and its stockholders to enter into this Agreement and the transaction contemplated hereby; (iii) that their exists no encumbrance or other restrictions prohibiting the transfer of the Capital Stock and (iv) that since the reorganization on November 10, 1993 no Capital Stock of the Bar-Lor Group has been issued.

     (b) Mark will have delivered to Alison copies of all corporate resolutions or other corporate action of Mark's Board of Directors and its stockholders authorizing approval of this Agreement and the transactions contemplated hereby, certified by Mark's Secretary as duly adopted and in full force and effect.

     12. Conditions of Closing as to Mark. The obligations of Mark to sell to Alison all of the capital stock of the Bar-Lor Group is subject to the following conditions:

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     (a)  Alison will have delivered to counsel for Mark on the date of the
Closing an opinion of counsel to the effect that (I) Alison is in good standing under the laws of the State of New York; and (ii) that Alison has all requisite authority from its Board of Directors to enter into this Agreement and the transactions contemplated hereby.

     (b) Alison will have delivered to Mark copies of all corporate resolutions authorizing approval of this Agreement and the transactions contemplated hereby, certified by Alison's Secretary as duly adopted and in full force and effect.

     13. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not fully and adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining the breach or threatened breach and to specific performance of any provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith.

     14. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement by each party shall survive the Closing for 12 months.

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     15.  Entire Agreement; Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning the subject matter, and may be modified only by a written instrument duly executed by each party.

     16. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or personally delivered to the party to whom it is to be given, at the following addresses:

     In the case of Alison to:


          Izak Meger
          488 Lenox Ave.
          New York, NY  10037

          Richard J. Blumberg, Esq.
          McLaughlin & Stern, LLP
          Counsel to Alison Cosmetics, Inc.
          380 Lexington  Ave.
          New York, NY 10168

     In the case of Mark to:

          Carl Coppola
          Mark Solutions, Inc.
          87 Route 17 North
          Maywood, NJ 07607

          Timothy McCartney, Esq.
          Counsel to Mark Solutions, Inc.
          11 Ardsley Court
          Newtown, PA  18940


     17. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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     18.  Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws.

     19. Attorneys' Fees. In the event any action is commenced to enforce the terms hereof, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs incurred, which shall include those attorneys fees and costs incurred in any appeal and/or collection of judgment. Each party shall bear its own costs and expenses, including attorney's fees, in connection with this Agreement, if the transaction contemplated hereby is not consummated.

     IN WITNESS WHEREOF, the parties have caused their respective officers thereunto duly authorized to execute this Agreement as of the day and year first above written.

                                        MARK SOLUTIONS, INC.


                                        By:  /s/ Carl Coppola
                                             -----------------------------
                                             Carl Coppola, President


                                             ALISON COSMETICS, INC.


                                        By:  /s/ Izak Meger
                                             -----------------------------
                                             Izak Meger, President


                                        By:  /s/ Alan R. Steiner
                                             -----------------------------
                                             Alan R. Steiner


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